EXHIBIT 1.A.(5)(c)
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                                     The Prudential Insurance Company of America
[Prudential Logo]                    a mutual life insurance company
                                     Prudential Plaza, Newark, New Jersey 07101



               Insured   JOHN DOE             XX XXX XXX   Policy Number
                                            SEP 10, 1988   Contract Date
           Face Amount   $50,000--

        Premium Period   LIFE
                Agency   R-NK 1

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     We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the Insured died. We make this promise subject to all the provisions of the contract.

     The proceeds arising from the Insured's death will be the insurance amount, plus the amount of any extra benefit arising from the Insured's death (unless the contract is in default or there is contract debt). The insurance amount may be fixed or variable depending on the payment of premiums, the investment experience of the variable investment options, any excess interest credited to the fixed investment options, and the charges made. But it will not be less than the face amount. (We describe the insurance amount on page 16.)

     The cash value may increase or decrease daily depending on the payment of premiums, the investment experience of the variable investment options, any excess interest credited to the fixed investment options, and the charges made. There is no guaranteed minimum.

     We specify a schedule of premiums. Additional premiums may be paid at your option subject to the limitations in the contract.

     Please read this contract with care. A summary is on page 5. If there is ever a question about it, or if there is a claim, just see one of our agents or get in touch with one of our offices.

     Right to Cancel contract.--You may return this contract to us within:
(1) 10 days after you get it, or (2) 45 days after Part 1 of the application was signed, or (3) 10 days after we mail or deliver to you any withdrawal right notice required by the Securities and Exchange Commission, whichever is latest. All you have to do is take the contract or mail it to one of our offices or to the agent who sold it to you. It will be canceled from the start and we will promptly give you the value of your contract fund on the date you return the contract to us. We will also give back any charges we made in accord with this contract.

Signed for Prudential.

        /s/ SPECIMEN                         /s/  SPECIMEN
        --------------------                 -----------------------
            Secretary                             President

     Modified Premium Variable Whole Life Insurance Policy. Insurance payable only upon death. Scheduled premiums payable throughout Insured's lifetime. Provision for optional additional premiums. Cash values reflect premium payments, investment results and charges. Death benefit guaranteed if scheduled premiums duly paid and no contract debt or withdrawals. Increase in face amount at attained age 21 if contract issued at age 14 or lower. Eligible for annual dividends as stated under Dividends.

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VALA--88

GUIDE TO CONTENTS
                                                                           Page

Contract Data .............................................................  3
  List of Contract Minimums;
  List of Supplementary Benefits, if any; Summary of Face Amount; Schedule of Premiums; Schedule of Deduction from Premium Payments; Schedule of Monthly Deductions from the Contract Fund;
  Schedule of Other Charges; Schedule of
  Maximum Surrender Charges; Table of Maximum
  Monthly Mortality Rates; List of Investment Options;
  Schedule of Initial Allocation of Invested Premium
  Amounts; Home Office

Tabular Values ............................................................  4

Contract Summary ..........................................................  5
  Table of Basic Amounts

General Provisions.........................................................  6
  Definitions; The Contract; Contract
  Modifications; Ownership and Control;
  Suicide Exclusion; Currency; Misstatement of Age or Sex; Incontestability; Assignment;
  Annual Report; Increase in Face Amount
  at Age 21 for Contracts Issued at Age 14 or Lower; Payment of Death Claim; Change in Plan

Beneficiary................................................................  8

Premium Payment and Reinstatement..........................................  8
  Payment of Premiums; Basic Premiums; Charge for Applicable Taxes; Scheduled Premiums;
  Unscheduled Premiums; Invested Premium
  Amount; Contract Change Date(s); Allocations;
  Premium Account; Default; Grace Period;
  Reinstatement

Face Amount Changes and Withdrawals ....................................... 12
  Face Amount; Increase in Face
  Amount; Decrease in Face Amount;
  Withdrawals

Dividends ................................................................. 14
  Participation; Dividend Options; Dividend Credits
  Described; Settlement

Separate Account .......................................................... 15
  Separate Account; Variable Investment Options;
  Separate Account Investments

Fixed Investment Options .................................................. 16

Transfers ................................................................. 16

Insurance Amount .......................................................... 16

Contract Fund ............................................................. 16
  Contract Fund Defined; Guaranteed Interest;
  Excess Interest, Charge for Expected Mortality;
  Charge for Extra Rating Class; Charge for Extra
  Benefits; Charges for Administration, Sales
  Expenses and Minimum Death Benefit Guarantee

Contract Value Options .................................................... 18
  Benefit After the Grace Period; Extended
  Insurance; Fixed Reduced Paid-up
  Insurance; Variable Reduced Paid-up Insurance
  Computations; Optional Benefit; Cash Value
  Option; Tabular Values

Loans ..................................................................... 21
  Loan Requirements; Contract Debt; Loan
  Value; Interest Charge; Fixed Loan Rate Option;
  Variable Loan Rate Option; Repayment; Effect of a Loan; Excess Contract Debt; Postponement of Loan

Settlement Options ........................................................ 23
  Payee Defined; Choosing an Option;
  Options Described; First Payment Due Date;
  Residue Described;
  Withdrawal of Residue; Designating
  Contingent Payee(s);
  Changing Options; Conditions;
  Death of Payee

Automatic Mode of Settlement .............................................. 26
   Applicability; Interest on Proceeds;
   Settlement at Payee's Death; Spendthrift and
   Creditor

Income Tables ............................................................. 27

Voting Rights ............................................................. 28

Home Office Locations ..................................................... 28


    Any supplementary benefits and a copy of the application follow page 28.

(VALA--88)

                                    Page 2

                                  CONTRACT DATA

Insured's Sex and Issue Age      M-35

                    Insured      JOHN DOE      XX XXX XXX         Policy Number

                Face Amount      $50,000--     SEP 10, 1988       Contract Date

             Premium Period      LIFE

                     Agency      R-NK 1

                Beneficiary      CLASS 1     MARY DOE, WIFE
                                 CLASS 2     ROBERT DOE, SON

  Fixed Loan Interest Rate

                            LIST OF CONTRACT MINIMUMS

                    The minimum unscheduled premium is $25.
                 The minimum increase in face amount is $25,000. The minimum decrease in face amount is $10,000.
                       The minimum face amount is $50,000.

                             ***** END OF LIST *****

                         LIST OF SUPPLEMENTARY BENEFITS

                                ***** NONE *****

                             SUMMARY OF FACE AMOUNT

                           EFFECTIVE           RATING            CONTRACT CHANGE
           AMOUNT            DATE              CLASS                   DATE

Initial    $50,000--      SEP 10, 1988       NONSMOKER            SEP 10, 2018

                           ***** END OF SUMMARY *****

                              SCHEDULE OF PREMIUMS

Scheduled premiums are equal to the basic premium plus the charge for applicable taxes. The initial scheduled premium due on the contract date is $454.59. Due dates of scheduled premiums occur on the contract date and at intervals of 12 months after that date.

              Basic Premiums are                   $  445.50 each
                Changing on SEP 10, 2018 to        $ 2299.00 each

                           ***** END OF SCHEDULE *****

VAL--88                                PAGE 3

                                                          POLICY NO. XX XXX XXX

                  SCHEDULE OF DEDUCTIONS FROM PREMIUM PAYMENTS

From each premium paid, we first deduct a charge for applicable taxes (other than taxes discussed on page 14) of 2%. We reserve the right to change this percentage to conform to changes in the law or if the insured changes residence.

From the remainder, we deduct a charge for payment processing of up to $2.00. After deduction of this amount, the balance is the invested premium amount.

                           ***** END OF SCHEDULE *****

              SCHEDULE OF MONTHLY DEDUCTIONS FROM THE CONTRACT FUND

The monthly charge for administration is no more than $4.00.

The monthly charge to guarantee the minimum death benefit is no more than $0.50.

The monthly charge for sales expenses is no more than $2.06.

                           ***** END OF SCHEDULE *****

                      ***** SCHEDULE OF OTHER CHARGES *****

There is a charge of up to $15 for any withdrawal or decrease in face amount.

                           ***** END OF SCHEDULE *****

                      SCHEDULE OF MAXIMUM SURRENDER CHARGES

For full surrender at the beginning of the contract year indicated, the maximum charge we will deduct from the contract fund is shown below. For surrender at other times, the amount of the charge will reflect the number of days since the beginning of the contract year. For any decrease in face amount, we will deduct a proportionate part of the surrender charge.

 Year of          Surrender                Year of                Surrender
Surrender          Charge                 Surrender                Charge
---------         ---------               ---------               ---------
   1               457.00                     6                    457.00
   2               457.00                     7                    365.50
   3               457.00                     8                    274.00
   4               457.00                     9                    183.00
   5               457.00                    10                     91.50
                                         11  AND LATER              Zero

                           ***** END OF SCHEDULE *****

VAL--88                             PAGE 3A

                                                         POLICY NO. XX XXX XXX


               TABLE OF MAXIMUM MONTHLY MORTALITY RATES PER $1000

  Insured's              Maximum               Insured's              Maximum
Attained Age               Rate               Attained Age              Rate
------------             -------              ------------            ---------
      35                  0.1439                   68                  2.4893
      36                  0.1514                   69                  2.7438
      37                  0.1614                   70                  3.0317
      38                  0.1722                   71                  3.3603
      39                  0.1839                   72                  3.7397
      40                  0.1980                   73                  4.1690
      41                  0.2130                   74                  4.6407
      42                  0.2288                   75                  5.1449
      43                  0.2463                   76                  5.6774
      44                  0.2654                   77                  6.2340
      45                  0.2870                   78                  6.8180
      46                  0.3103                   79                  7.4478
      47                  0.3353                   80                  8.1434
      48                  0.3627                   81                  8.9229
      49                  0.3927                   82                  9.8023
      50                  0.4268                   83                 10.7774
      51                  0.4659                   84                 11.8290
      52                  0.5108                   85                 12.9330
      53                  0.5624                   86                 14.0753
      54                  0.6198                   87                 15.2384
      55                  0.6839                   88                 16.4173
      56                  0.7538                   89                 17.6287
      57                  0.8278                   90                 18.8899
      58                  0.9102                   91                 20.2303
      59                  1.0025                   92                 21.6995
      60                  1.1057                   93                 23.4408
      61                  1.2205                   94                 25.7770
      62                  1.3528                   95                 29.2738
      63                  1.5025                   96                 35.0252
      64                  1.6689                   97                 45.0097
      65                  1.8511                   98                 61.9945
      66                  2.0483                   99                 83.1973
      67                  2.2596


VAL--88                              PAGE 3B

                                                          POLICY NO. XX XXX XXX

                           LIST OF INVESTMENT OPTIONS

I. THE PRUDENTIAL VARIABLE APPRECIABLE ACCOUNT

This account is registered with the SEC under the Investment Company Act of 1940. Each investment option of this account invests in a specific portfolio of The Prudential Series Fund. The fund is registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company. The fund has several portfolios. We show below the available investment options and the fund portfolios they invest in.


              INVESTMENT                          FUND
               OPTION                          PORTFOLIO
              ----------                       ---------
           Money Market                    Money Market
           Bond                            Bond
           Common Stock                    Common Stock
           Aggressively Managed Flx        Aggressively Managed Flx
           Conservative Managed Flx        Conservative Managed Flx
           High Yield Bond                 High Yield Bond

II. THE PRUDENTIAL REAL PROPERTY ACCOUNT

This account is not registered with the SEC under the Investment Company Act of 1940. The following investment option is available.

                                   INVESTMENT
                                     OPTION
                                    --------
                                   Real Estate

III. FIXED INVESTMENT OPTIONS

The fixed investment options are funded by the general account of the Company. The following investment option is available.

                                   INVESTMENT
                                     OPTION
                                    --------
                               Fixed Interest Rate

                         ********* END OF LIST *********

           SCHEDULE OF INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

                      Money Market                 20%
                      Common Stock                 60%
                      Fixed Interest Rate          20%

                       ********* END OF SCHEDULE *********

VAL--88                              PAGE 3C

                                                         POLICY NO. XX XXX XXX


                                 TABULAR VALUES

Tabular values are calculated based on the scheduled premiums, guaranteed charges and assumed rate of interest. Actual values may be different than the tabular amounts shown below.


                                                                                                    Tabular
                                                                         Tabular                   Extended
    End of                  Tabular                 Tabular              Reduced                   Insurance*
   Contract                 Contract                 Cash                Paid-up                 ---------------
     Year                     Fund                   Value              Insurance                Years      Days
   --------                 --------                -------             ---------                -----      ----

      1                      292.00                    0.00                 0.00                     0        0
      2                      591.50                  134.50               531.00                     1        7
      3                      898.00                  441.00              1682.00                     3       58
      4                     1210.50                  753.50              2779.00                     4      360
      5                     1529.00                 1072.00              3824.00                     6      170
      6                     1853.00                 1487.50              5132.00                     8       41
      7                     2182.00                 1908.00              6369.00                     9      151
      8                     2515.50                 2332.50              7533.00                    10      154
      9                     2853.00                 2761.50              8632.00                    11       63
     10                     3194.00                 3194.00              9663.00                    11      262
     11                     3537.50                 3537.50             10361.00                    11      316
     12                     3882.50                 3882.50             11012.00                    11      338
     13                     4229.00                 4229.00             11617.00                    11      329
     14                     4575.00                 4575.00             12174.00                    11      294
     15                     4919.50                 4919.50             12684.00                    11      236
     16                     5261.00                 5261.00             13146.00                    11      158
     17                     5596.00                 5596.00             13556.00                    11       62
     18                     5922.00                 5922.00             13913.00                    10      314
     19                     6235.00                 6235.00             14211.00                    10      185
     20                     6532.00                 6532.00             14449.00                    10       46


   ATTAINED
     AGE
   --------
     60                      7635.00                7635.00             14635.00                    7       290
     62                      7796.50                7796.50             14158.00                    6       263
     65                      7500.00                7500.00             12612.00                    5         2


*There may be extra days of term insurance. We explain this under the Extended Insurance provision.


                  Nonforfeiture Factors, applicable during premium period, per $1,000 of initial face amount

                  Contract Years 1 through 30                  7.45334
                  Contract Years 31 and later                 43.02598

VAL--88                              PAGE 4

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                                CONTRACT SUMMARY

     This life insurance contract will provide benefits while the Insured is living and upon the Insured's death as described below.

     Unless we endorse the contract to say otherwise, it gives you the following rights, among others, subject to certain limitations and requirements:

     o You may change the beneficiary.

     o You may borrow on it up to its loan value.

     o You may change the allocation of future invested premium amounts among the investment options.

     o You may transfer amounts among the investment options.

     o You may change the face amount.

     o You may withdraw a portion of the contract's value.

     o You may surrender the contract. If you do, the proceeds will be the net cash value.

     To compute the proceeds payable upon the Insured's death, we start with a basic amount and adjust that amount as described in the table below.


--------------------------------------------------------------------------------------------------------
                                     TABLE OF BASIC AMOUNTS
--------------------------------------------------------------------------------------------------------
If the contract is in force:       Then the basic amount is:            And we adjust the basic amount
                                                                        for:
-------------------------------------------------------------------------------------------------------
and not in default past its days   the insurance amount (see page       contract debt (see page 21),
of grace                           16) plus the amount of any extra     dividend credits (see page
                                   benefits arising from the            15), and any charges due in
                                   Insured's death                      the days of grace (see page 11).
--------------------------------------------------------------------------------------------------------
as reduced paid-up insurance       the amount of reduced paid-up        contract debt and dividend
(see page 19)                      insurance (see page 19)              credits since the reduced
                                                                        paid-up insurance began.
--------------------------------------------------------------------------------------------------------
as extended insurance (see         the amount of term insurance, if     nothing.
page 18)                           the Insured dies in the term (see
                                   page 18); otherwise zero
--------------------------------------------------------------------------------------------------------



     The contract may have extra benefits that we call supplementary benefits. If it does, we list them under Supplementary Benefits on the contract data pages and describe them after page 28. The contract may have other extra benefits. If it does, we add them by rider. Any extra benefit ends as soon as the contract is in default past its days of grace, unless the form that describes it states otherwise.

     Proceeds need not be taken in one sum. For instance, on surrender, you may be able to choose a settlement option to provide retirement income or for some other purpose. If a death benefit becomes payable the beneficiary may also be able to make such a choice. We will automatically pay interest under Option 3 from the date of death on any death benefit to which no other manner of payment applies. This will be automatic as we state on page 26.

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(VALA--88)

                                     Page 5



                                     II-99



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                               GENERAL PROVISIONS

DEFINITIONS

     We define here some of the words and phrases used all through this contract. We expIain others, not defined here, in other parts of the text.

     We, Our, Us and Company.--Prudential.

     You and Your.--The owner of the contract.

     Insured.--The person named as the Insured on the first page. He or she need not be the owner.

     Example: Suppose we issue a contract on the life of your spouse. You applied for it and named no one else as owner. Your spouse is the Insured and you are the owner.

     SEC.--The Securities and Exchange Commission.

     Issue Date.--The contract date.

     Monthly Date.--The contract date and the same day as the contract date in each later month.

     Example: If the contract date is May 9, 1988, the monthly dates are each May 9, June 9, July 9 and so on.

     Anniversary or Contract Anniversary.--The same day and month as the contract date in each later year.

     Example: If the contract date is May 9, 1988, the first anniversary is May 9, 1989. The second is May 9, 1990, and so on.

     Contract Year.--A year that starts on the contract date or on an anniversary.

     Example: If the contract date is May 9, 1988, the first contract year starts then and ends on May 8, 1989. The second starts on May 9, 1989 and ends on May 8, 1990, and so on.

     Contract Month.--A month that starts on a monthly date.

     Example: If May 9, 1988 is a monthly date, a contract month starts then and ends on June 8, 1988. The next contract month starts on June 9, 1988 and ends on July 8, 1988, and so on.

     Attained Age.--The Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find the issue age near the top of page 3.

     Assumed Rate of Return.--The assumed rate of return is an effective rate of 4% a year. This is the same as 0.01074598% a day compounded daily.

THE CONTRACT

     This policy, and the attached copy of the initial application, together with copies of any subsequent applications to change the policy, and any additional contract data pages added to the policy, form the whole contract. We assume that all statements in an application are made to the best of the knowledge and belief of the person(s) who make them; in the absence of fraud they are deemed to be representations and not warranties. We rely on those statements when we issue or change the contract. We will not use any statement, unless made in an application, to try to void the contract or to deny a claim.

CONTRACT MODIFICATIONS

     Only a Prudential officer with the rank or title of vice president or above may agree to modify this contract, and then only in writing.

OWNERSHIP AND CONTROL

     Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Insured; and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

(VALA--88)

                                     Page 6

SUICIDE EXCLUSION

     If the Insured, whether sane or insane, dies by suicide within two years from the issue date, we will pay no more under this contract than the sum of the premiums paid.

     Also, for any increase in the face amount, if the Insured, whether sane or insane, dies by suicide within two years from the effective date of the increase, we will pay, as to the increase in amount, no more than the sum of the scheduled premiums that were due for the increase.

CURRENCY

     Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.

MISSTATEMENT OF AGE OR SEX

     If the Insured's stated age or sex or both are not correct, we will adjust each benefit and any amount to be paid to reflect the correct age and sex. Any death benefit will be based on what the most recent charge for mortality would have provided at the correct age and sex. Where required, we have given the insurance regulator a detailed statement of how we will make these adjustments.

     The Schedule of Premiums may show that basic premiums change or stop on a certain date. We may have used that date because the Insured would attain a certain age on that date. If we find that the issue age was wrong, we will correct that date and, if necessary, the amount of any changed premiums.

INCONTESTABILITY

     Except as we state in the next sentence, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date. There are two exceptions: (1) non-payment of enough premium to provide the required charges; and (2) any change in the contract that requires our approval and that would increase our liability. For any such change, we will not contest the change after it has been in effect during the Insured's lifetime for two years from the date it takes effect.

ASSIGNMENT

     We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office. We are not obliged to see that an assignment is valid or sufficient. This contract may not be assigned to another insurance company or to any employee benefit plan without our consent. This contract may not be assigned if such assignment would violate any federal, state, or local law or regulation prohibiting sex distinct rates for insurance.

ANNUAL REPORT

     Each year we will send you a report. It will show: (1) the current death benefit; (2) the amount of the contract fund in each investment option; (3) the net cash value; (4) premiums paid, investment results, and charges deducted since the last report; (5) any withdrawals since the last report; and (6) any contract debt and the interest on the debt for the prior year. The report will also include any other data that may be currently required where this contract is delivered. No report will be sent if this contract is being continued under fixed reduced paid-up insurance or extended term insurance.

     You may ask for a similar report at some other time during the year. Or you may request from time to time a report projecting results under your contract on the basis of premium payment assumptions and assumed investment results. We have the right to make a reasonable charge for reports such as these that you ask for and to limit the scope and frequency of such requests.

INCREASE IN FACE AMOUNT AT AGE 21 FOR
CONTRACTS ISSUED AT AGE 14 OR LOWER

     If this contract was issued at age 14 or lower, it shows on page 3 an increase in face amount at attained age 21 which applies if the contract is not then in default beyond its days of grace. In that case, any references in the contract to face amount or death benefit which apply at or after attained age 21 will be based on the increased face amount, unless otherwise stated.

PAYMENT OF DEATH CLAIM

     If we settle this contract in one sum as a death claim, we will usually pay the proceeds within seven days after we receive at our Home Office proof of death and any other information we need to pay the claim. But we have the right to postpone paying the part of the proceeds in excess of the face amount that is to come from any investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying the remainder of any excess for up to six months.

CHANGE IN PLAN

     You may be able to have this contract changed to another plan of life insurance either with us or with a subsidiary of ours. But any change may be made only if we consent, and will be subject to conditions and charges that are then determined.

(VALA--88)

                                    Page 7

--------------------------------------------------------------------------------
                                   BENEFICIARY

     You may designate or change a beneficiary. Your request must be in writing and in a form that meets our needs. It will take effect only when we file it at our Home Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if the Insured is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

     When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

     1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.

     2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

     3. Two or more in the same class who have the right to be paid will be paid in equal shares.

     4. If none survives the Insured, we will pay in one sum to the Insured's estate.

     Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. We owe Jane the proceeds if she is living at the Insured's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living we owe the Insured's estate.

     Beneficiaries who do not have a right to be paid under these terms may still have a right to be paid under the Automatic Mode of Settlement.

     Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

--------------------------------------------------------------------------------
                        PREMIUM PAYMENT AND REINSTATEMENT

PAYMENT OF PREMIUMS

     Premiums may be paid at our Home Office or to any of our authorized agents. If we are asked to do so, we will give a signed receipt.

     Premium payments will in most cases be credited as of the date of receipt at our Home Office. In the following cases, part or all of a premium payment will be credited as of a date other than the date of receipt:

     1. If the first premium payment is received after the contract date, the scheduled portion will be credited as of the contract date.

(VALA--88)

                                     Page 8

     2. If the first premium payment is received before the contract date, it will be credited as of the contract date.

     3. If a premium payment is received during the 61-day period after a scheduled premium due date and the premium account is negative by no more than the scheduled premium then due, the portion of the payment needed to bring the premium account up to zero will be credited to the premium account, but not the contract fund, as of the due date.

     4. If the contract is in default and premium payments are received during the days of grace while the contract is in default, we will credit to the contract fund and the premium account those parts of the premium payments needed to end the default status as of the applicable monthly dates.

BASIC PREMIUMS

     We show the amount and frequency of the basic premiums in the Schedule of Premiums in the contract data pages. An increase or decrease in the face amount will change the basic premiums.

CHARGE FOR APPLICABLE TAXES

     The charge for applicable taxes is a percentage of each premium paid that we set from time to time. It will change only on a contract anniversary.

     At least sixty days before the start of each contract year, we will determine the rate we will charge for that contract year. The rate will be based on the rates of any federal, state or local premium taxes that apply at the last known address of the Insured.

SCHEDULED PREMIUMS

     The scheduled premiums are equal to the basic premiums plus the charge for applicable taxes. The scheduled premiums will change if the basic premiums change or the charge for applicable taxes changes. We show the amount of the first scheduled premium in the Schedule of Premiums. It is due on the contract date. There is no insurance under this contract unless an amount at least equal to the first scheduled premium is paid.

     The scheduled premium is the minimum premium required, at the frequency chosen, to continue the contract in full force if you pay all scheduled premiums when due, you make no withdrawals, and any contract debt does not exceed the cash value.

     If you wish to pay, on a regular basis, premiums that are higher than the scheduled premiums, we will bill you for the higher amount you choose. Or if you wish, you may from time to time make a premium payment smaller than the scheduled amount, subject to the minimum premium amount shown on page 3.

     If scheduled premiums that are due are not paid, or if smaller payments are made, the contract may then or at some future time go into default. Payment of less than the scheduled premium increases the risk that the contract will end if investment results are not favorable. The conditions under which the contract will be in default are described below.

UNSCHEDULED PREMIUMS

     Except as we state in the next paragraph, unscheduled premiums may be paid at any time during the Insured's lifetime as long as the contract is not in default beyond its days of grace. We show on page 3 the minimum premium we will accept.

     We have the right to limit unscheduled premiums to a total of $10,000 in any contract year. We also have the right to refuse any payment that increases the insurance amount by more than it increases the contract fund.

INVESTED PREMIUM AMOUNT

     This is the portion of each premium paid that we will add to the premium account and the contract fund. It is equal to the premium paid minus the charges described in the contract data pages under Schedule of Deductions from Premium Payments.

CONTRACT CHANGE DATE(S)

     We show the contract change date(s) in the contract data pages. We also show in the Schedule of Premiums on these pages that the amount of each basic premium will change on each contract change date and what the new premium will be. However, when a contract change date arrives we will compute a new premium amount to be used in calculating the premium account. The new premium that we compute will be no greater than the new premium for that date which we show in the contract data pages. In addition, if the premium account is less than zero, we will set the premium account to zero.

(VALA--88)

                                     Page 9

     The Schedule of Premiums may show that the premium changes at times other than contract change dates. This may occur, for example, with a contract issued with extra benefits or in an extra rating class.

ALLOCATIONS

     You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages. You may choose to allocate nothing to a particular investment option. But any allocation you make must be at least 10%; you may not choose a fractional percent.

     Example: You may choose a percentage of 0, or 100, or 10, 11, 12, and so on, up to 90. But you may not choose a percentage of 1 through 9, or 91 through 99, or any percentage that is not a whole number. The total for all investment options must be 100%.

     The initial allocation of invested premium amounts is shown in the contract data pages. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To do so, you must notify us in a form that meets our needs. The change will take effect on the date we receive your notice at our Home Office.

     A premium might be paid when the contract fund is less than zero. In that case we first use as much of the invested premium amount as we need to bring the fund up to zero. We will then allocate any remainder of the invested premium amount in accord with your most recent request.

PREMIUM ACCOUNT

     On the contract date, the premium account is equal to the invested premium amount credited on that date, minus the basic premium then due, plus the charge for payment processing. On any other day, the premium account is equal to:

     1. what it was on the prior day; plus

     2. if the premium account was greater than zero on the prior day, interest on the excess at 4% a year; minus

     3. if the premium account was less than zero on the prior day, interest on the deficit at 4% a year; plus

     4. any invested premium amount credited on that day; minus

     5. any basic premium due on that day less the charge for payment processing; minus

     6. any withdrawals on that day.

     If we credit a part of a payment as of an earlier date, as we describe under Payment of Premiums, the premium account for all days from the crediting date to the date of receipt will be recalculated.

DEFAULT

     Unless the contract is already in the grace period, we will determine on each monthly date whether the contract is in default. To do so, we will first deduct any applicable charges from the contract fund and add any applicable credits to it (the contract fund is described on page 16). We will then compute the amount which will grow to equal the tabular contract fund on the next monthly date if, during the current contract month: (1) any investment results are at the assumed rate and (2) we receive no premiums or loan repayments, make no loans and grant no withdrawals. We will compare this amount to the contract fund.

     If this amount is more than the contract fund, the difference is the fund deficit. In this case the contract is in default if the premium account is also less than zero.

(VALA--88)

                                     Page 10


                                     II-104



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GRACE PERIOD

     The days of grace begin on any monthly date, other than the contract date, on which the contract goes into default. Within 30 days after any default we will send you a notice that your contract is in default. We will indicate the minimum payment required to bring the contract out of default and the length of the grace period for making that payment.

     We grant at least 61 days of grace from the date we mail you a notice of default. During the days of grace we will continue to accept premiums and make the charges we have set.

     If at any time during the days of grace we have received payments that in total are at least equal to the lesser of (a) the sum of the fund deficit on the date of default and any additional fund deficits on any subsequent monthly dates since the date of default, and (b) the sum of the amount by which the premium account is negative on the date of default and any scheduled premiums due since the date of default, the default will end.

     If at any time during the days of grace we have received payments that in total are at least equal to the lesser of (a) the fund deficit on the date of default, and (b) the amount by which the premium account is negative on the date of default, but that are insufficient to end the default, here is what we will do. We will determine a new default date which is the monthly date after the old default date. We will grant at least 61 days of grace from the new default date.

     If the contract is still in default when the days of grace are over, it will end and have no value, except as we state under Contract Value Options (see page 18). Any premiums paid during the days of grace will remain in the contract fund.

     The Insured might die in the days of grace while the contract is in default. If so, the amount needed to bring the contract out of default is due us. We will make an adjustment so that the proceeds will not include that amount.

     This contract might have an extra benefit that insures someone other than the Insured. And there might be a claim under that benefit while the Insured is living and in the days of grace while the contract is in default. In this case, we will subtract the amount needed to bring the contract out of default before we settle the claim.

REINSTATEMENT

     If this contract is still in default after the last day of grace, you may reinstate it. All these conditions must be met:

     1. The contract must not be in default more than five years.

     2. You must not have surrendered the contract for its net cash value.

     3. You must give us any facts we need to satisfy us that the Insured is insurable for the contract.

     4. We must be paid a premium at least equal to the amount required to bring the premium account up to zero on the first monthly date on which a scheduled premium is due after the date of reinstatement.

     5. If before reinstatement the contract is in force as reduced paid-up insurance (see page 19), any contract debt under reduced paid-up insurance must be repaid with interest or carried over to the reinstated contract.

(VALA--88)

                                     Page 11


                                     II-105



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     If we approve the reinstatement, these statements apply. The date of reinstatement will be the date of your request or the date the required premium is paid, if later. We will start to make daily and monthly charges and credits again as of the date of reinstatement. We will deduct from the premium paid the charges from premium payments described in the contract data pages, and any charges in arrears, other than the charge for expected mortality, with 4% interest to the date of reinstatement. The contract fund will be equal to the remainder, plus the cash value of the contract immediately before reinstatement, plus a refund of that part of any surrender charge deducted at the time of default which would be charged if the contract were surrendered immediately after reinstatement.

     If we consent, you may be able to reinstate the contract for a premium less than that described above. We will deduct the same charges and adjust the contract fund in the same manner. In that case, the premium account will be less than zero and you may need to pay more than the scheduled premiums to guarantee that the contract will not go into default again at some future time.

--------------------------------------------------------------------------------
                       FACE AMOUNT CHANGES AND WITHDRAWALS

FACE AMOUNT

     The face amount is shown on page 3. It will change if: (1) you increase or decrease it, or (2) you make a withdrawal.

INCREASE IN FACE AMOUNT

     After the first contract year, you may increase the face amount once each contract year. You may do so subject to all these conditions and the paragraph that follows:

     1. You must ask for the increase in writing in a form that meets our needs; if you are not the Insured and the Insured is age 8 or over, he or she must sign the form too.

     2. The amount of the increase must be at least equal to the minimum increase in face amount, which we show on page 3.

     3. You must give us any facts we need to satisfy us that the Insured is insurable for the amount of the increase.

     4. If we ask you to do so, you must send us the contract to be endorsed.

     5. The contract must not be in default.

     6. We must not since the issue date, have changed the basis on which benefits and charges are calculated under newly issued contracts.

     7. You must make any required payment.

     8. The Insured must be eligible for the same rating class and benefits as shown on page 3.

     9. We must not be waiving premiums in accord with any waiver of premium benefit that may be included in the contract.

     An increase will take effect only if we approve your request for it at our Home Office. If we approve the increase, we will recompute the contract's basic premiums, maximum surrender charges, tabular values, monthly deductions, and expense charges. We will send you new contract data pages showing the amount and effective date of the increase and the recomputed values. If the Insured is not living on the effective date, the increase will not take effect.

(VALA--88)

                                    Page 12

DECREASE IN FACE AMOUNT

     After the first contract year, you may decrease the face amount. You may do so subject to all these conditions and the paragraphs that follow:

     1 . You must ask for the decrease in writing in a form that meets our needs.

     2. The amount of the decrease must be at least equal to the minimum decrease in face amount, which we show on page 3.

     3. The face amount after the decrease must be at least equal to the minimum face amount, which we show on page 3.

     4. If we ask you to do so, you must send us the contract to be endorsed.

     A decrease will take effect only if we approve your request for it at our Home Office. If we approve the decrease, we will recompute the contract's basic premiums, maximum surrender charges, tabular values, monthly deductions, and expense charges. A decrease in face amount may also affect the amount of any extra benefits this contract might have. We will send you new contract data pages showing the amount and effective date of the decrease and the recomputed values. If the Insured is not living on the effective date, the decrease will not take effect.

     We may deduct an administrative fee of up to $15.00, and a proportionate part of any then applicable surrender charge from the contract fund.

WITHDRAWALS

     You may make withdrawals from the contract. You may do so subject to all these conditions and the paragraphs that follow:

     1. You must ask for the withdrawal in writing in a form that meets our needs.

     2. The amount withdrawn, plus the net cash value after withdrawal, may not be more than the net cash value before withdrawal.

     3. The contract fund after withdrawal must not be less than the tabular contract fund for the new face amount.

     4. You may not withdraw less than $2,000 at any one time.

     5. You may make up to four withdrawals in any contract year.

     6. The face amount after the withdrawal must be at least equal to the minimum face amount, which we show on page 3.

     7. If we ask you to do so, you must send us the contract to be endorsed.

     We may deduct an administrative fee of up to $15.00, and a proportionate part of any then applicable surrender charge, based on the reduction in the face amount described below, from the contract fund.

     We will decrease the face amount by not more than the amount of the withdrawal. We will recompute the contract's basic premiums, maximum surrender charges, tabular values, monthly deductions, and expense charges. The decrease in face amount may also affect the amount of any extra benefit this contract might have. We will send you new contract data pages showing the recomputed values.

(VALA--88)
                                     Page 13

     We will normally pay any withdrawal within seven days after we receive your request and, if we ask for it, the contract at our Home Office. But we have the right to defer paying the part of the withdrawal that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or
(2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the withdrawal for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

     An amount withdrawn may not be repaid, except as a premium subject to charges.

     We will tell you how much you may withdraw if you ask us.

--------------------------------------------------------------------------------

                                    DIVIDENDS

PARTICIPATION

     We will decide each year what part, if any, of our surplus to credit to this contract as a dividend.

     While the contract is in force other than as extended or reduced paid-up insurance, it will be eligible for such a dividend if the Insured is living. We will credit any such dividend on the anniversary. We do not expect to credit any dividends to this contract.

DIVIDEND OPTIONS

     If you ask us in writing and in a form that meets our needs, you may choose any of these uses for any such dividend:

     1. Cash.--We will pay it to you in cash.

     2. Premium Reduction.--We will use it to reduce any premium then required. If no premium is then required, we will apply the dividend under dividend option 3.

     3. Dividend Addition.--We will use it at the net single premium rate as of the anniversary to provide a dividend addition, which is paid-up life insurance on the Insured's life.

     4. Accumulation.--We will hold it at interest. The rate will be at least 3% a year. We may use a higher rate.

     If you have not made another choice by 31 days after the anniversary, we will use the dividend as we state under dividend option 3. But if the contract is in default at the end of the last day of grace, we will use the dividend as we state under Contract Value Options. You may surrender any of the above additions or accumulations for their net value if: (1) we have not included them in the net cash value used to provide extended or reduced paid-up insurance; (2) we do not need them as security for contract debt; and (3) we have your request in writing in a form that meets our needs. The surrender value of those additions will not be less than the dividends we used to provide them.

     While the contract is in force as reduced paid-up insurance, it will be eligible for a dividend if the Insured is living. We will credit any such dividend on the anniversary as a paid-up life insurance addition on the Insured's life.

(VALA--88)
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DIVIDEND CREDITS DESCRIBED

     The phrase dividend credits means the total of: (1) either the amount or value, as we explain in the next sentence, of any dividend additions under dividend option 3 or on reduced paid-up insurance; (2) any dividends and interest we hold under dividend option 4; and (3) any other dividends we have credited to the contract but have not yet used or paid. For dividend additions, the phrase means the amount of any of those additions when we set the amount of any extended insurance and when we refer to the proceeds that arise from the Insured's death; the phrase means the net value of any of those additions when we refer to loans, net cash values, or the proceeds that arise on surrender.

SETTLEMENT

     We will include any dividend credits in the amount payable when we settle the contract.
--------------------------------------------------------------------------------

                                SEPARATE ACCOUNTS

SEPARATE ACCOUNT

     The words separate account, when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one. We list the separate accounts available to you in the contract data pages. We may establish additional separate accounts. We will notify you within one year if we do so.

     A separate account may or may not be registered with the SEC under the Investment Company Act of 1940. The contract data pages will tell you whether or not a particular separate account is so registered.

VARIABLE INVESTMENT OPTIONS

     A separate account may offer one or more variable investment options. We list them in the contract data pages. We may establish additional variable investment options. We will notify you within one year if we do so.

     Income and realized and unrealized gains and losses from assets in each variable investment option are credited to, or charged against, that variable investment option. This is without regard to income, gains, or losses in our other investment accounts.

SEPARATE ACCOUNT INVESTMENTS

     We may invest the assets of different separate accounts in different ways. But we will do so only with the consent of the SEC and, where required, of the insurance regulator where this contract is delivered.

     We will always keep assets in the separate accounts with a total value at least equal to the amount of the variable investment options under contracts like this one. To the extent those assets do not exceed that amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct. We may use any excess over that amount in any way we choose.

     We will determine the value of the assets in each separate account and any variable investment option at regular intervals.

(VALA--88)
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                                     II-109

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                            FIXED INVESTMENT OPTIONS

     You may allocate all or part of your invested premium amount to a fixed investment option. Fixed investment options are credited with interest as described under Guaranteed Interest and Excess Interest on page 17.

     We may establish additional fixed investment options. We will notify you within one year if we do so.

--------------------------------------------------------------------------------

                                    TRANSFERS

     Four transfers may be made in a policy year. There is no charge for these transfers.

     You may transfer amounts into or out of variable investment options of separate accounts registered under the Investment Company Act of 1940 and into the fixed investment options at any time if the contract is not in default or if the contract is being continued under the variable reduced paid-up option. Other transfers are allowed only with our consent.

     In addition, the entire amount in all investment options may be transferred to a fixed investment option at any time within the first two contract years.

     To make a transfer, you must notify us in a form that meets our needs. The transfer will take effect on the date we receive your notice at our Home Office.

--------------------------------------------------------------------------------

                                INSURANCE AMOUNT

     The insurance amount on any date is equal to the greater of: (1) the face amount, and (2) the contract fund, before deduction of any monthly charges due on that date, divided by the net single premium per $1 at the Insured's attained age.

--------------------------------------------------------------------------------

                              CONTRACT FUND

CONTRACT FUND DEFINED

     On the contract date the contract fund is equal to the invested premium amounts credited on that date, minus any of the charges described below which may be due on that date. On any day after that the contract fund is equal to what it was on the previous day, plus any invested premium amounts credited that day, plus these items:

     (a) any increase due to investment results in the value of the variable investment options;

     (b) guaranteed interest on that portion of the contract fund that is not in a variable investment option; and

     (c) any excess interest on that portion of the contract fund that is not in a variable investment option;

(VALA--88)
                                     Page 16
and minus any of these items applicable on that day:

     (d) any decrease due to investment results in the value of the variable investment options;

     (e} a charge against the variable investment options at a rate of not more than 0.00245475% a day (0.90% a year) for mortality and expense risks that we assume;

     (f) any amount charged against the variable investment options for federal or state income taxes;

     (g) any charge for expected mortality;

     (h) any charge for extra rating class;

     (i) any charge for extra benefits;

     (j) any charge for administration;

     (k) any charge for sales expenses;

     (l) any charge to guarantee the minimum death benefit;

     (m) any withdrawals; and

     (n) any surrender charges, administrative charges, or contract debt cancelled that may result from a withdrawal, a decrease in face amount, or a change in status to variable reduced paid-up insurance.

     We describe under Reinstatement on page 11 what the contract fund will be on any reinstatement date. There is no contract fund for a contract in force as extended insurance or fixed reduced paid-up insurance.

GUARANTEED INTEREST

     We will credit interest each day on any portion of the contract fund not in a variable investment option. We will credit 0.01074598% a day, which is equivalent to an effective rate of 4% a year.

EXCESS INTEREST

     We may credit excess interest, that is, interest in addition to the guaranteed interest, on any portion of the contract fund not in a variable investment option. The rate of any excess interest will be determined from time to time and will continue thereafter until a new rate is determined. We may use different rates of excess interest for different portions of the contract fund. We may from time to time guarantee rates of excess interest on some portions of the contract fund.

CHARGE FOR EXPECTED MORTALITY

     On each monthly date, we will deduct a charge for expected mortality. The maximum amount we can deduct is computed as the maximum monthly mortality rate multiplied by the coverage amount. The coverage amount is the difference between the insurance amount and the adjusted contract fund. The adjusted contract fund is equal to the tabular contract fund at the end of the contract year multiplied by 0.980517829, plus the contract fund before deduction of any monthly charges due on the monthly date, minus the tabular contract fund on the monthly date.

     The maximum monthly mortality rates are based on the Insured's sex, rating class, and attained age and are shown in the contract data pages. We may use lower rates. At least once every five years, but not more often than once a year, we will consider the need to change to rates. We will change them only if we do so for all contracts like this one dated in the same year as this one.

(VALA--88)
                                     Page 17

CHARGE FOR EXTRA RATING CLASS

     If the contract is not in default past its days of grace and there is an extra charge because of the rating class of the Insured, we will deduct it from the contract fund on each monthly date. The maximum amount of any charge is included in the amount shown in the contract data pages under Schedule of Monthly Deductions from the Contract Fund.

CHARGE FOR EXTRA BENEFITS

     If the contract has extra benefits, we will deduct the charges for them from the contract fund on each monthly date. The maximum amount of any such charges are included in the amount shown in the contract data pages under Schedule of Monthly Deductions from the Contract Fund.

CHARGES FOR ADMINISTRATION, SALES EXPENSES AND MINIMUM DEATH BENEFIT GUARANTEE

     If the contract is not in default past its days of grace, we will deduct a charge for administration and a charge for sales expenses. We will also deduct a charge for guaranteeing that the investment performance of the variable investment options will not reduce the death benefit below the face amount provided scheduled premiums are paid when due and you make no loans or withdrawals. We show the maximum amount of these charges in the contract data pages under Schedule of Monthly Deductions from the Contract Fund.


--------------------------------------------------------------------------------

                              CONTRACT VALUE OPTIONS

BENEFIT AFTER THE GRACE PERIOD

     If the contract is in default beyond its days of grace, we will use any net cash value to keep the contract in force as one of three kinds of insurance:

     1. Extended insurance applies to most contracts.

     2. Fixed reduced paid-up insurance always applies if we issued the contract in a rating class for which we do not provide extended insurance; in this case, the phrase No Extended Insurance will appear under the heading Rating Class in the contract data pages.

     3. Variable reduced paid-up insurance applies if the amount of paid-up insurance would be at least as great as the amount of extended insurance and the contract was issued in a rating class permitting extended insurance.

     We describe each kind of insurance below. Any extra benefit will end as soon as the contract is in default past its days of grace, unless the form that describes the extra benefit states otherwise.

EXTENDED INSURANCE

     This will be term insurance on the Insured's life. We will pay the amount of term insurance if the Insured dies in the term we describe below. Before the end of the term there will be cash values but no loan value.

     The amount of term insurance will be: (1) the insurance amount, plus (2) any dividend credits minus (3) any contract debt. The term is a period of time that will start on the day the contract went into default. The length of the term will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the Insured's issue age and sex and on the length of time since the contract date.

(VALA--88)
                                     Page 18

     There may be extra days of term insurance. This will occur if, on the day the contract goes into default, the term of extended insurance provided by the net cash value does not exceed 90 days, or the number of days the contract was in force before the default began, if less. The number of extra days will be:
(1) 90, or the number of days the contract was in force before the default began, if less, minus (2) the number of days of extended insurance that would be provided by the net cash value if there were no contract debt. The extra days, if any, start on the day after the last day of term insurance provided by the net cash value, if any. If there is no such term insurance, they start on the day the contract goes into default. The term insurance for the extra days has no cash value. There will be no extra days if you replace the extended insurance with reduced paid-up insurance or you surrender the contract before the extra days start.

FIXED REDUCED PAID-UP INSURANCE

     This will be paid-up life insurance on the Insured's life. We will pay the amount of this insurance when the Insured dies. There will be cash values and loan values.

     The amount of this insurance will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the Insured's issue age and sex and on the length of time since the contract date.

VARIABLE REDUCED PAID-UP INSURANCE

     This will be paid-up variable life insurance on the Insured's life. We will pay the amount of this insurance when the Insured dies. The death benefit may change from day to day, as we explain below, but if there is no contract debt it will not be less than the minimum guaranteed amount. There will be cash values and loan values.

     The minimum guaranteed amount of insurance will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the Insured's issue age and sex and on the length of time since the contract date. The amount payable in the event of death will be the greater of (a) the minimum guaranteed amount, and (b) the contract fund divided by the net single premium per $1 at the Insured's attained age. In either case the amount will be adjusted for any contract debt.

     The variable reduced paid-up insurance option will be available only if the minimum guaranteed amount under the option is at least $5,000 and if we issued the contract in a rating class permitting extended insurance.

COMPUTATIONS

     We will make all computations for any of these benefits as of the date the contract goes into default. But we will consider any dividend credits you surrender, any loan you take out or pay back, or any premium payments, withdrawals, or changes in face amount you make in the days of grace.

(VALA--88)
                                     Page 19

OPTIONAL BENEFIT

     You may choose to replace any extended insurance that has a cash value by fixed reduced paid-up insurance or by variable reduced paid-up insurance if it is available. To make this choice, you must do so in writing in a form that meets our needs not more than three months after the date the contract goes into default. You must also send the contract to us to be endorsed.

CASH VALUE OPTION

     You may surrender this contract for its net cash value. The net cash value at any time is the cash value at that time less any contract debt. To surrender this contract, you must ask us in writing in a form that meets our needs. You must also send the contract to us. Here is how we will compute the net cash value:

     1. If the contract is not in default, the net cash value on any date will be the contract fund, before deduction of any monthly charges due on that date, minus any surrender charge, plus any dividend credits, minus any contract debt. The Schedule of Maximum Surrender Charges for this contract is in the contract data pages.

     2. If the contract is in default during its days of grace, we will compute the net cash value as of the date the contract went into default. But we will adjust this value for any dividend credits you surrender, any loan you take out or pay back, and any premium payments, withdrawals, or decreases in face amount you make in the days of grace.

     3. If the contract is in default beyond its days of grace, the net cash value will be either: (1) the net value on that date of any extended insurance benefit then in force, or (2) the net value on that date of any reduced paid-up insurance benefit then in force, including any dividend credits, less any contract debt.

     Within thirty days after an anniversary, the net cash value of any extended insurance or fixed reduced paid-up insurance will not be less than the value on that anniversary adjusted for any dividend credits you surrender and any loan you take out or pay back in those thirty days.

     We will usually pay any net cash value within seven days after we receive your request and the contract at our Home Office. But we have the right to defer paying the part of the proceeds that is to come from any investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

TABULAR VALUES

     We show tabular contract fund values and tabular cash values at the ends of contract years in the contract data pages.

     If we need to compute tabular values at some time during a contract year, we will count the time since the start of the year. We will let you know the tabular values for other durations if you ask for them.

(VALA--88)
                                     Page 20

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--------------------------------------------------------------------------------

                                      LOANS

LOAN REQUIREMENTS

     You may borrow from us on the contract. All these conditions must be met:

     1. The Insured must be living.

     2. The contract must be in force other than as extended insurance.

     3. The contract debt will not be more than the loan value.

     4. As sole security for the loan, you assign the contract to us in a form that meets our needs.

     5. Except to pay premiums on this contract, you may not borrow less than $200 at any one time.

     If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

CONTRACT DEBT

     Contract debt at any time means the loan on the contract, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

     Example 1: Suppose the contract has a loan value of $6,000. A few months ago you borrowed $1,500. By now there is interest of $55 charged but not yet due. The contract debt is now $1,555, which is made up of the $1,500 loan and the $55 interest.

LOAN VALUE

     You may borrow any amount up to the difference between the loan value and any existing contract debt. Except as we state in the next paragraph, the loan value at any time is equal to the sum of (a) 90% of the portion of the cash value that is attributable to the variable investment options, and (b) the balance of the cash value.

     There are two exceptions. The first is that, if the contract is in default, the loan value during the days of grace is what it was on the date of default adjusted for any dividend credits you surrender and any premium payments, withdrawals, or decreases in face amount you make in the days of grace. The second is that, if the contract is in force as fixed reduced paid-up insurance, the loan value is equal to the amount that would grow at interest to equal the cash value on the next anniversary.

     Example 2: Suppose, in example 1, you want to borrow all that you can. We will lend you $4,445 which is the difference between the $6,000 loan value and the $1,555 contract debt. This will increase the contract debt to $6,000. We will add the new amount borrowed to the existing loan and will charge interest on it, too.

INTEREST CHARGE

     You may select either the fixed loan rate option or the variable loan rate option. Both are described below. We show on page 3 the option you have selected. If you request a change from one option to the other and we agree, we will tell you the effective date of the change.

     We charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back, whichever comes first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too.

(VALA--88)
                                     Page 21

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     Example 3: Suppose the contract date is in 1988. Six months before the anniversary in 1997 you borrow $1,600 out of a $4,000 loan value. We charge 5-1/2% a year. Three months later, but still three months before the anniversary, we will have charged about $22 interest. This amount will be a few cents more or less than $22 since some months have more days than others. The interest will not be due until the anniversary unless the loan is paid back sooner. The loan will still be $1,600. The contract debt will be $1,622, since contract debt includes interest charged but not yet due.

     On the anniversary in 1997 we will have charged about $44 interest. The interest will then be due.

     Example 4: Suppose the $44 interest in example 3 was paid on the anniversary. The loan and contract debt each became $1,600 right after the payment.

     Example 5: Suppose the $44 interest in example 3 was not paid on the anniversary. The interest became part of the loan, and we began to charge interest on it, too. The loan and contract debt each became $1,644.

FIXED LOAN RATE OPTION

     The loan interest rate is 5-1/2% a year.
VARIABLE LOAN RATE OPTION

     The loan interest rate is the annual rate we set from time to time. The rate will never be greater than is permitted by law. It will change only on a contract anniversary.

        Before the start of each contract year, we will determine the loan interest rate we can charge for that contract year. To do this, we will first find the rate that is the greater of: (1) The Published Monthly Average (which we describe below) for the calendar month ending two months before the calendar month of the contract anniversary; and (2) 5%.

     If that greater rate is at least 1/2% more than the loan interest rate we had set for the current contract year, we have the right to increase the loan interest rate by at least 1/2%, up to that greater rate. If it is at least 1/2% less, we will decrease the loan interest rate to be no more than the greater rate. We will not change the loan interest rate by less than 1/2%.

     When you make a loan we will tell you the initial interest rate for the loan. We will send you a notice if there is to be an increase in the rate.

     The Published Monthly Average means:

     1. Moody's Corporate Bond Yield Average--Monthly Average Corporates, as published by Moody's Investors Service, Inc. or any successor to that service; or

     2. If that average is no longer published, a substantially similar average, established by the insurance regulator where this contract is delivered.

REPAYMENT

     All or part of any contract debt may be paid back at any time while the Insured is living. But if there is contract debt at the end of the last day of grace when the contract is in default, it will be deducted from the cash value to determine the net cash value. When we settle the contract, any contract debt is due us. We will make an adjustment so that the proceeds will not include the amount of that debt.

EFFECT OF A LOAN

     When you take a loan, the amount of the loan continues to be part of the contract fund and is credited with interest at the guaranteed rate of 4% a year. If you have selected the variable loan rate option, we will credit excess interest at an effective rate of not less than the loan interest rate for the contract year less 5%.

     We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan because it is not paid when due.

(VALA--88)
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     On each transaction date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last transaction date. When you repay all or part of a loan we will increase the portion of the contract fund in the investment options by the amount of loan you repay, plus interest credits accrued on the loan since the last transaction date. We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.

EXCESS CONTRACT DEBT

     If contract debt ever grows to be equal to or more than the cash value, all the contract's benefits will end 61 days after we mail a notice to you and any assignee we know of. Also, we may send a notice to the Insured's last known address. In the notice we will state the amount that, if paid to us, will keep the contract's benefits from ending for a limited time.

POSTPONEMENT OF LOAN

     We will usually make a loan within seven days after we receive your request at our Home Office. But we have the right to postpone making the part of the loan that is to come from any investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds of a loan for up to six months, unless it will be used to pay premiums on this or other contracts with us.

--------------------------------------------------------------------------------

                               SETTLEMENT OPTIONS

PAYEE DEFINED

     In these provisions and under the Automatic Mode of Settlement, the word payee means a person who has a right to receive a settlement under the contract. Such a person may be the Insured, the owner, a beneficiary, or a contingent payee.

CHOOSING AN OPTION

     A payee may choose an option for all or part of any proceeds or residue that becomes payable to him or her in one sum. We describe residue on page 24.

     In some cases, a payee will need our consent to choose an option. We describe these cases under Conditions.

OPTIONS DESCRIBED

     Here are the options we offer. We may also consent to other arrangements.

OPTION 1 (INSTALMENTS FOR A FIXED PERIOD)

     We will make equal payments for up to 25 years based on the Option 1 Table. The payments will include interest at an effective rate of 3-1/2% a year. We may credit more interest. If and while we do so, the payments will be larger.

OPTION 2 (LIFE INCOME)

     We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for the period chosen. The choices are either ten years (10-Year Certain) or until the sum of the payments equals the amount put under this option (Instalment Refund). The amount of each payment will be based on the Option 2 Table and on the sex and age, on the due date of the first payment, of the person on whose life the settlement is based. But if a choice is made more than two years after the contract proceeds first become payable, we may use the Option 2 rates in ordinary policies we regularly issue, based on United States currency, on the due date of the first payment. On request, we will quote the payment rates in policies we then issue. We must have proof of the date of birth of the person on whose life the settlement is based. The settlement will share in our surplus to the extent and in the way we decide.

(VALA--88)
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



OPTION 3 (INTEREST PAYMENT)

     We will hold an amount at interest. We will pay interest at an effective rate of at least 3% a year ($30.00 annually, $14.89 semi-annually, $7.42 quarterly or $2.47 monthly per $1,000). We may pay more interest.

OPTION 4 (INSTALMENTS OF A FIXED AMOUNT)

     We will make equal annual, semi-annual, quarterly or monthly payments if they total at least $90 a year for each $1,000 put under this option. We will credit the unpaid balance with interest at an effective rate of at least 3-1/2% a year. We may credit more interest. If we do so, the balance will be larger. The final payment will be any balance equal to or less than one payment.

OPTION 5 (NON-PARTICIPATING INCOME)

     We will make payments like those of any annuity we then regularly issue that: (1) is based on United States currency; (2) is bought by a single sum; (3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment. The payment will be at least what we would pay under that kind of annuity with its first payment due on its contract date. At least one of the persons on whose life the Option 5 is based must be a payee. If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based. Option 5 cannot be chosen more than 30 days before the due date of the first payment. On request, we will quote the payment that would apply for any amount placed under the option at that time.

FIRST PAYMENT DUE DATE

     Unless a different date is stated when the option is chosen: (1) the first payment for Option 3 will be due at the end of the chosen payment interval; and
(2) the first payment for any of the other options will be due on the date the option takes effect.

RESIDUE DESCRIBED

     For Options 1 and 2, residue on any date means the then present value of any unpaid payments certain. We will compute it at an effective interest rate of 3-1/2% a year. But we will use the interest rate we used to compute the actual Option 2 payments if they were not based on the table in this contract.

     For Options 3 and 4, residue on any date means any unpaid balance with interest to that date.

     For Option 5, it means the then present value of any unpaid payments certain. We will compute it at the interest rate to which we refer in Option 5.

     For Option 2 and 5, residue does not include the value of any payments that may become due after the certain period.

WITHDRAWAL OF RESIDUE

     Unless otherwise stated when the option is chosen: (1) under Options l and 2, the residue may be withdrawn; and (2) under Options 3 and 4 all, or any part not less than $100, of the residue may be withdrawn. If an Option 3 residue is reduced to less than $1,000, we have the right to pay it in one sum. Under Option 2, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

     For Option 5, the residue may not be withdrawn while the payee and any other person on whose life the option is based is living. But, unless otherwise stated, when the option is chosen, after the death of the last of them to die any residue not already paid in one sum may be withdrawn.

(VALA--88)
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                                     II-118

DESIGNATING CONTINGENT PAYEE(S)

     A payee under an option has the right, unless otherwise stated, to name or change a contingent payee to receive any residue at that payee's death. This may be done only if: (1) the payee has the full right to withdraw the residue, (2) the residue would otherwise have been payable to that payee's estate at death, or (3) a settlement with payments certain is being made in accord with Option 5.

     A payee who has this right may choose, or change the choice of, an option for all or part of the residue. In some cases, the payee will need our consent to choose or change an option. We describe these cases under Conditions.

     Any request to exercise any of these rights must be in writing and in a form that meets our needs. It will take effect only when we file it at our Home Office. Then the interest of anyone who is being removed will end as of the date of the request, even if the payee who made the request is not living when we file it.

CHANGING OPTIONS

     A payee under Option 1, 3, or 4 may choose another option for any sum that the payee could withdraw on the date the chosen option is to start. That date may be before the date the payee makes the choice only if we consent. In some cases, the payee will need our consent to choose or change an option. We describe these cases next.

CONDITIONS

     Under any of these conditions, our consent is needed for an option to be used for any person:

     1. The person is not a natural person who will be paid in his or her own right.

     2. The person will be paid as assignee.

     3. The amount to be held for the person under Option 3 is less than $1,000. But we will hold any amount for at least one year in accord with the Automatic Mode of Settlement.

     4. Each payment to the person under the option would be less than $20.

     5. The option is for residue arising other than at (a) the Insured's death, or (b) the death of the beneficiary who was entitled to be paid as of the date of the Insured's death.

     6. The option is for proceeds that arise other than from the Insured's death, and we are settling with an owner or any other person who is not the Insured.

DEATH OF PAYEE

     If a payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the payee's estate.

(VALA--88)
                                     Page 25



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--------------------------------------------------------------------------------

                          AUTOMATIC MODE OF SETTLEMENT

APPLICABILITY

     These provisions apply to proceeds arising from the Insured's death and payable in one sum to a payee who is a beneficiary. They do not apply to any periodic payment.

INTEREST ON PROCEEDS

     We will hold the proceeds at interest under Option 3 of the Settlement Options provisions. The payee may withdraw the residue. We will pay it promptly on request. We will pay interest annually unless we agree to pay it more often. We have the right to pay the residue in one sum after one year if: (1) the payee is not a natural person who will be paid in his or her own right; (2) the payee will be paid as assignee; or (3) the original amount we hold under Option 3 for the payee is less than $1,000.

SETTLEMENT AT PAYEE'S DEATH

     If the payee dies and leaves an Option 3 residue, we will honor any contingent payee provision then in effect. If there is none, here is what we will do. We will look to the beneficiary designation of the contract; we will see what other beneficiary(ies), if any, would have been entitled to the portion of the proceeds that produced the Option 3 residue if the Insured had not died until immediately after the payee died. Then we will pay the residue in one sum to such other beneficiary(ies), in accord with that designation. But if, as stated in that designation, payment would be due the estate of someone else, we will instead pay the estate of the payee.

     Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. Jane was living when the Insured died. Jane later died without having chosen an option or naming someone other than Paul and John as contingent payee. If Paul and John are living at Jane's death we owe them the residue. If only one of them is living then, and if the contract called for payment to the survivor of them, we owe him the residue. If neither of them is living then, we owe Jane's estate.

SPENDTHRIFT AND CREDITOR

     A beneficiary or contingent payee may not, at or after the Insured's death, assign, transfer, or encumber any benefit payable. To the extent allowed by law, the benefits will not be subject to the claims of any creditor of any beneficiary or contingent payee.

(VALA--88)
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

                                 OPTION 1 TABLE

MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST PAYABLE IMMEDIATELY

--------------------------------------------------------------------------------
                   Number of Years               Monthly Payment
--------------------------------------------------------------------------------

                          1                           $84.65
                          2                            43.05
                          3                            29.19
                          4                            22.27
                          5                            18.12

                          6                            15.35
                          7                            13.38
                          8                            11.90
                          9                            10.75
                          10                            9.83

                          11                            9.09
                          12                            8.46
                          13                            7.94
                          14                            7.49
                          15                            7.10

                          16                            6.76
                          17                            6.47
                          18                            6.20
                          19                            5.97
                          20                            5.75

                          21                            5.56
                          22                            5.39
                          23                            5.24
                          24                            5.09
                          25                            4.96

--------------------------------------------------------------------------------

Multiply the monthly amount by 2.989 for quarterly, 5.952 for semi-annual or
11.804 for annual.

-------------------------------------------------------------------------------------------------------
                                           OPTION 2 TABLE
-------------------------------------------------------------------------------------------------------
          MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST PAYABLE IMMEDIATELY
-------------------------------------------------------------------------------------------------------
                     KIND OF LIFE INCOME                                      KIND OF LIFE INCOME
              -------------------------------                           -------------------------------
  AGE             10-Year         Instalment                  AGE         10-Year          Instalment
  LAST           Certain            Refund                    LAST        Certain            Refund
BIRTHDAY      Male    Female    Male    Female               BIRTHDAY   Male  Female     Male    Female
-------------------------------------------------------------------------------------------------------

    10       $3.18    $3.11    $3.17    $3.10                   45     $4.06    $3.82    $3.99    $3.78
 and under                                                      46      4.12     3.86     4.03     3.81
    11        3.19     3.12     3.18     3.11                   47      4.17     3.90     4.08     3.85
    12        3.20     3.13     3.19     3.12                   48      4.23     3.94     4.13     3.90
    13        3.21     3.14     3.20     3.13                   49      4.28     3.99     4.18     3.94
    14        3.22     3.15     3.21     3.14
                                                                50      4.35     4.04     4.24     3.98
    15        3.24     3.16     3.23     3.15                   51      4.41     4.09     4.29     4.03
    16        3.25     3.17     3.24     3.16                   52      4.48     4.15     4.35     4.08
    17        3.27     3.19     3.25     3.18                   53      4.55     4.21     4.41     4.13
    18        3.28     3.20     3.27     3.19                   54      4.62     4.27     4.48     4.19
    19        3.30     3.21     3.28     3.20
                                                                55      4.70     4.33     4.55     4.24
    20        3.31     3.22     3.30     3.21                   56      4.78     4.40     4.62     4.30
    21        3.33     3.24     3.32     3.23                   57      4.86     4.47     4.69     4.37
    22        3.35     3.25     3.33     3.24                   58      4.95     4.54     4.77     4.43
    23        3.36     3.26     3.35     3.25                   59      5.05     4.62     4.86     4.50
    24        3.38     3.28     3.37     3.27
                                                                60      5.15     4.71     4.94     4.58
    25        3.40     3.30     3.39     3.29                   61      5.25     4.79     5.03     4.66
    26        3.42     3.31     3.41     3.30                   62      5.36     4.89     5.13     4.74
    27        3.45     3.33     3.43     3.32                   63      5.48     4.98     5.23     4.82
    28        3.47     3.35     3.45     3.34                   64      5.60     5.09     5.34     4.92
    29        3.49     3.37     3.47     3.35
                                                                65      5.73     5.20     5.45     5.01
    30        3.52     3.39     3.49     3.37                   66      5.87     5.31     5.57     5.11
    31        3.54     3.41     3.52     3.39                   67      6.01     5.43     5.70     5.22
    32        3.57     3.43     3.54     3.41                   68      6.15     5.56     5.83     5.34
    33        3.60     3.45     3.57     3.44                   69      6.30     5.70     5.97     5.46
    34        3.63     3.47     3.60     3.46
                                                                70      6.46     5.84     6.11     5.58
    35        3.66     3.50     3.63     3.48                   71      6.62     5.99     6.27     5.72
    36        3.69     3.52     3.66     3.50                   72      6.79     6.15     6.43     5.86
    37        3.72     3.55     3.69     3.53                   73      6.96     6.31     6.60     6.01
    38        3.76     3.58     3.72     3.56                   74      7.13     6.49     6.78     6.18
    39        3.80     3.61     3.75     3.58
                                                                75      7.30     6.67     6.97     6.35
    40        3.84     3.64     3.79     3.61                   76      7.48     6.85     7.17     6.53
    41        3.88     3.67     3.82     3.64                   77      7.66     7.04     7.38     6.72
    42        3.92     3.70     3.86     3.67                   78      7.83     7.24     7.60     6.93
    43        3.97     3.74     3.90     3.71                   79      8.00     7.44     7.83     7.15
    44        4.01     3.78     3.94     3.74
                                                                80      8.17     7.64     8.07     7.38
                                                             and over

-------------------------------------------------------------------------------------------------------

(VALA--88)
                                     Page 27

--------------------------------------------------------------------------------

                                  ENDORSEMENTS

                      (Only we can endorse this contract.)

VOTING RIGHTS

        We are a mutual life insurance company. Our principal office is in Newark, New Jersey, and we are incorporated in that State. By law, we have 24 directors. This includes 16 elected by our policyholders (four each year for four year terms), two of our officers, and six public directors named by New Jersey's Chief Justice.

        The election is held on the first Tuesday in April from 10:00 A.M. to 2:00 P.M. in our office at Prudential Plaza, Newark, N.J. After this contract has been in force for one year, you may vote either in person or by mail. We will send you a ballot if you ask for one. Just write to the Secretary at Prudential Plaza, Newark, New Jersey 07101, at least 60 days before the election date. By law, your request must show your name, address, policy number and date of birth. Only individuals at least 18 years old may vote.

HOME OFFICE LOCATIONS

        When we use the term Home Office, we mean any of these Prudential offices:

         CORPORATE OFFICE, NEWARK, N.J.     NORTH CENTRAL HOME OFFICE,
                                              MINNEAPOLIS, MINN.

   EASTERN HOME OFFICE,                     SOUTH-CENTRAL HOME OFFICE,
     FORT WASHINGTON, PA.                     JACKSONVILLE, FLA.

   The Prudential Insurance Company of America,

    By   SPECIMEN
       ------------------------
       Secretary

COMB 86184--88


(VALA--88)
                                     Page 28

                                  ENDORSEMENTS

                       (Only we can endorse this contract

                              BASIS OF COMPUTATiON


MORTALITY TABLES DESCRIBED

     Except as we state in the next paragraph, (1) we base all net premiums and net values to which we refer in this contract on the Insured's issue age and sex and on the length of time since the contract date; (2) we use the Commissioners 1980 Standard Ordinary Non-Smokers Mortality Table; and (3) we use continuous functions based on age last birthday.

     For extended insurance, we base net premiums and net values on the Commissioners 1980 Non-Smokers Extended Term Insurance Table.


INTEREST RATE

     For all net premiums and net values to which we refer in this contract we use an effective rate of 4% a year.


EXCLUSIONS

     When we compute net values, tabular values, reduced paid-up insurance and extended insurance, we exclude the value of any supplementary benefits and any other extra benefits added by rider to this contract.


VALUES AFTER 20 CONTRACT YEARS

     Tabular values not shown on page 4 will be computed using the standard nonforfeiture method and the mortality tables and interest rate we describe above. We show the nonforfeiture factors in the contract data pages.


MINIMUM LEGAL VALUES

     The cash, loan and other values in this contract are at least as large as those set by law where it is delivered. Where required we have given the insurance regulator a detailed statement of how we compute values and benefits.

     The Prudential Insurance Company of America,

                        By  [SPECIMEN SIGNATURE]
                           ---------------------
                            Secretary

ORD 86185--88


----------------------------------------------------===============================================================================
                                                    Part 1 Application for Life Insurance to
[LOGO]                                              [X] The Prudential Insurance Company of America
                                                    [ ] Pruco Life Insurance Company
                                                        A Subsidiary of The Prudential Insurance Company of America

                                                    No. XX XXX XXX

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1a. Proposed Insured's name--first, initial, last (Print)                  1b. Sex  2a. Date of birth  2b. Age  2c. Place of birth
                                                                            M   F      Mo.  Day  Yr.
                                                                           [X] [ ]     7     10   52     35         (Name of State)
    JOHN DOE
-----------------------------------------------------------------------------------------------------------------------------------
3. [ ] Single  [X] Married  [ ] Widowed  [ ] Separated  [ ] Divorced            4. Social Security No. XXX/XX/XXXX
-----------------------------------------------------------------------------------------------------------------------------------
5a. Occupation(s)  Clerk                                                        5b. Duties        Clerical Duties
-----------------------------------------------------------------------------------------------------------------------------------
6. Address for mail          No.                 Street                   City                 State               Zip
                             15                Blank Street           (Name of City)      (Name of State)         XXXXX
-----------------------------------------------------------------------------------------------------------------------------------
7a. Kind of policy  Variable Appreciable Life                                7b. Initial amount      8. Accidental death coverage
             (Level Death Benefit)                                               $50,000                initial amount
If a Variable contract is applied for complete appropriate suitability form.                            $
-----------------------------------------------------------------------------------------------------------------------------------
9. Beneficiary: (Include name, age and relationship.)   10.List all life insurance on proposed Insured.    Check here if None [ ]
   a. Primary (Class 1):                                   Company           Initial         Yr.       Kind             Medical
      Mary Doe, 35, Spouse                                                   amt.            issued    (Indiv., Group)  Yes   No
   ____________________________________________________                                                                 [ ]   [ ]
                                                           ________________________________________________________________________
_______________________________________________________                                                                 [ ]   [ ]
                                                           ________________________________________________________________________
    b. Contingent (Class 2) if any:                                                                                     [ ]   [ ]
       Robert Doe, 10, Son                                 ________________________________________________________________________
    ____________________________________________________                                                                [ ]   [ ]
                                                           ________________________________________________________________________
                                                                                                                        [ ]   [ ]
-----------------------------------------------------------------------------------------------------------------------------------
11. Other person(s) proposed for coverage including the Applicant for Applicant's Waiver of Premium benefit (AWP)
                                                       Relationship to   Date of birth                       Total life insurance
Name--first, initial, last                      Sex    proposed Insured  Mo.  Day  Yr.  Age  Place of birth  in all companies
a.                                                          Spouse                                           $
___________________________________________________________________________________________________________________________________
b.                                                                                                           $
___________________________________________________________________________________________________________________________________
c.                                                                                                           $
___________________________________________________________________________________________________________________________________
d.                                                                                                           $
___________________________________________________________________________________________________________________________________
e.                                                                                                           $
___________________________________________________________________________________________________________________________________
f.                                                                                                           $
-----------------------------------------------------------------------------------------------------------------------------------
12. Supplementary benefits and riders: a. For proposed Insured     b. For spouse, children, Applicant for AWP
    Type and duration of benefit       Amount                      Type and duration of benefit                Amount
                                       $                                                                       $
___________________________________________________________________________________________________________________________________
                                       $                                                                       $
___________________________________________________________________________________________________________________________________
                                       $                                                                       $
___________________________________________________________________________________________________________________________________
                                       $                                                                       $
___________________________________________________________________________________________________________________________________
[ ] Option to Purchase Additional Ins. $                            [ ] Applicant's Waiver of Premium benefit
-----------------------------------------------------------------------------------------------------------------------------------
13. State any special request.




-----------------------------------------------------------------------------------------------------------------------------------
14. Has any person named in 1a or 11, within the last 12 months:
    a. been treated by a doctor for or had a known heart attack, stroke or cancer (including melanoma) other            Yes   No
       than of the skin? .............................................................................................  [ ]  [X]
    b. had an electrocardiogram for any physical complaint, or taken medication for high blood pressure? .............  [ ]  [X]
-----------------------------------------------------------------------------------------------------------------------------------
15. Premiums payable  [X] Ann.  [ ] Semi-Ann.  [ ] Quar.  [ ] Mon.  [ ] Pay. Budg.  [ ] Pru-Matic  [ ] Gov't. Allot.
-----------------------------------------------------------------------------------------------------------------------------------
16. Amount paid $454.59                                   [ ] None (Must be "None" if either 14a or b is answered "Yes".)
-----------------------------------------------------------------------------------------------------------------------------------
17. Is a medical examination to be made on:                                                                             Yes   No
    a. the proposed Insured? .........................................................................................  [ ]  [X]
    b. spouse (if proposed for coverage)? ............................................................................  [ ]  [ ]
-----------------------------------------------------------------------------------------------------------------------------------
18. If 17a or b is "Yes", is it agreed that no insurance will take effect on anyone proposed for coverage until         Yes   No
    the person(s) indicated in 17 have been examined, even if 16 shows that an amount has been paid? .................  [ ]  [ ]
-----------------------------------------------------------------------------------------------------------------------------------
 ORD 84376-86                                     Page 1 (Continued on page 2)

-----------------------------------------------------------------------------------------------------------------------------------
CONTINUATION OF PART 1 OF APPLICATION
-----------------------------------------------------------------------------------------------------------------------------------
19. Will this insurance replace or change any existing insurance or annuity in any company on any person named          Yes   No
    in 1a or 11? If "Yes", give their names, name of company, plan, amount, policy numbers and enclose any              [ ]   [X]
    required state replacement form(s).

-----------------------------------------------------------------------------------------------------------------------------------
20. Is anyone applying for, or trying to reinstate, life or health insurance on any person named in 1a or 11 in         Yes   No
    this or any company? If "Yes", give amount, details and company.                                                    [ ]   [X]

-----------------------------------------------------------------------------------------------------------------------------------
21. Does any person named in 1a or 11 plan to live or travel outside the United States and Canada within the            Yes   No
    next 12 months? If "Yes", give country(ies), purpose and duration of trip.                                          [ ]   [X]

-----------------------------------------------------------------------------------------------------------------------------------
22. Has any person named in 1a or 11 operated or had any duties aboard an aircraft, glider, balloon, or like             Yes  No
    device, within the last 2 years, or does any such person have any plans to do so in the future? If "Yes",            [ ]  [X]
    complete Aviation Questionnaire.
-----------------------------------------------------------------------------------------------------------------------------------
23. Has any person named in 1a or 11 engaged in hazardous sports such as: auto, motorcycle or power boat                 Yes  No
    sports; bobsledding, scuba or skin diving; mountain climbing; parachuting or sky diving; snowmobile                  [ ]  [X]
    racing or any other hazardous sport or hobby within the last 2 years or does any such person plan to do so in the future? If "Yes", complete Avocation Questionnaire.
-----------------------------------------------------------------------------------------------------------------------------------
24. Has any person (age 15 or over) named in 1a or 11 in the last 3 years:                                               Yes  No
    a. had a driver's license denied, suspended or revoked? .........................................................    [ ]  [X]
    b. been convicted of three or more moving violations of any motor vehicle law or of driving while under
       the influence of alcohol or drugs? ...........................................................................    [ ]  [X]
    c. been involved as a driver in 2 or more auto accidents? .......................................................    [ ]  [X]
    If "Yes", give name, driver's license number and state of issue, type of violation and reason for license denial, suspension or revocation.


-----------------------------------------------------------------------------------------------------------------------------------
25. a. Has the proposed Insured smoked cigarettes within the past twelve months? ..............................   Yes [ ]  No [ ]
    b. Has the spouse (if proposed for coverage) smoked cigarettes within the past twelve months? .............   Yes [ ]  No [ ]
    c. If the proposed Insured or spouse has ever smoked cigarettes, cigars or a pipe, show date(s) last smoked:
                              Cigarettes                      Cigars                         Pipe
        Proposed Insured      Mo. _______     Yr. _______     Mo. _______     Yr. _______    Mo._______   Yr. _______
        Spouse                Mo. _______     Yr. _______     Mo. _______     Yr. _______    Mo._______   Yr. _______
-----------------------------------------------------------------------------------------------------------------------------------
26. CHANGES MADE BY THE COMPANY. (Not applicable in West Virginia)




-----------------------------------------------------------------------------------------------------------------------------------
To the best of the knowledge and belief of those who sign below, the statements in this application are complete and true. It is understood that, if any of the above statements (for example, the smoking data) is a material misrepresentation, coverage could be invalidated as a result. The beneficiary named in the application is for insurance payable upon death of (1) the Insured, and (2) an insured child after the death of the Insured if there is no insured spouse.

When the Company gives a Limited Insurance Agreement form, ORD 84376A-86, of the same date as this Part 1, coverage will start as shown in that form. Otherwise, no coverage will start unless: (1) a contract is issued, (2) it is accepted, and (3) the full first premium is paid while all persons to be covered are living and their health remains as stated in Parts 1 and 2. If all these take place, coverage will start on the contract date. If the Company makes a change as indicated in 26 it will be approved by acceptance of the contract. But where the law requires written consent for any change in the application, such change can be made only if those who sign this form approve the change in writing. No agent can make or change a contract, or waive any of the Company's rights or needs.

OWNERSHIP: Unless otherwise asked for above, the owner of the contract will be (1) the applicant if other than the proposed Insured, otherwise (2) the proposed Insured. But this is subject to any automatic transfer of ownership stated in the contract.

                                                                      JOHN DOE
                                                               --------------------------------------------------------------------
                                                               Signature of Proposed Insured (If age 8 or over)

Dated at (Name of City/State)   on    Aug. 3, 1987
-----------------------------------------------------------    --------------------------------------------------------------------
          (City/State)                                         Signature of Applicant (If other than proposed Insured --
                                                               If applicant is a firm or corporation, show that company's name)

Witness       JOHN ROE                                         By
-----------------------------------------------------------    --------------------------------------------------------------------
(Licensed agent must witness where required by law)            (Signature and title of officer signing for that company)

-----------------------------------------------------------------------------------------------------------------------------------

ORD 84376--86
                                     Page 2

The Prudential Insurance Company of America                      No. xx xxx xxx

A Supplement to the Life Insurance Application for a variable contract in which John Doe is named as the proposed insured.

-------------------------------------------------------------------------------

I BELIEVE THIS CONTRACT MEETS MY INSURANCE NEEDS AND FINANCIAL OBJECTIVES. I ACKNOWLEDGE RECEIPT OF A CURRENT PROSPECTUS FOR THE CONTRACT. I UNDERSTAND THAT THE CONTRACT'S VALUE AND DEATH BENEFIT MAY VARY DEPENDING ON THE CONTRACT'S
INVESTMENT EXPERIENCE .......................................   YES [X]  NO [ ]


Date                                    Signature of Applicant

            Aug. 3, 1987                  JOHN DOE
--------------------------------        -----------------------------------

 ORD 86218--88

--------------------------------------------------------------------------------

                                  ENDORSEMENTS

                       (Only we can endorse this contract)







(VALA--88)
                                    Page 29

--------------------------------------------------------------------------------









     MODIFIED PREMIUM VARIABLE WHOLE LIFE INSURANCE POLICY. INSURANCE PAYABLE ONLY UPON DEATH. SCHEDULED PREMIUMS PAYABLE THROUGHOUT INSURED'S LIFETIME. PROVISION FOR OPTIONAL ADDITIONAL PREMIUMS. CASH VALUES REFLECT PREMIUM PAYMENTS, INVESTMENT RESULTS AND CHARGES. DEATH BENEFIT GUARANTEED IF SCHEDULED PREMIUMS DULY PAID AND NO CONTRACT DEBT OR WITHDRAWALS. INCREASE IN FACE AMOUNT AT ATTAINED AGE 21 IF CONTRACT ISSUED AT AGE 14 OR LOWER. ELIGIBLE FOR ANNUAL DIVIDENDS AS STATED UNDER DIVIDENDS.

VALA--88
                                    Page 30